UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TRIUMPH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0347963
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

899 Cassatt Road, Suite 210,
Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: Warrants to Purchase Shares of Common Stock, Par Value $0.001

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereunder are 19,500,546 warrants (the “Warrants”) to purchase shares of common stock, par value $0.001 per share (the “Common Stock”), of Triumph Group, Inc. (the “Company”). The Company will issue up to 19,500,546 Warrants on or about December 19, 2022 (the “Warrant Distribution”) as a distribution to holders of record of outstanding shares of Common Stock as of the close of business on December 12, 2022 (the “Record Date”). On or about December 19, 2022, holders of shares of Common Stock will receive three Warrants for every ten shares of Common Stock (rounded down for any fractional Warrant) owned on the Record Date. Fractional Warrants will not be issued.

The Warrants will be issued by the Company pursuant to the Warrant Agreement (the “Warrant Agreement”) to be entered into by and between the Company, Computershare Inc., a Delaware corporation, and its affiliate Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”). The following description of the Warrants and the Warrant Agreement is only a brief summary and is qualified in its entirety by the terms and conditions of the Warrant Agreement (including the Form of Warrant attached thereto), which will be filed by the Company as an exhibit to a Current Report on Form 8-K upon execution thereof, which is expected to occur on or about December 19, 2022. The Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), because the issuance of a dividend in the form of a Warrant is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. An application has been made for the Warrants to trade on the over the counter market.

Each Warrant will represent the right to purchase from the Company initially one share of Common Stock, subject to certain anti-dilution adjustments (a “Warrant Shares Per Warrant”), at an initial exercise price of $12.35 per Warrant (the “Exercise Price”), subject to certain anti-dilution adjustments (the “Implied Per Share Exercise Price”). The Company’s determination of the number of shares of Common Stock to be issued on any exercise of Warrants and the validity of such exercise, pursuant to the Warrant Agreement, will govern. Payment for shares of Common Stock upon exercise of Warrants may be in (i) cash or (ii) under certain circumstances, Designated Notes (as defined below). In the event Designated Notes are used to pay for the exercise of the Warrants, accrued interest (in addition to the stated aggregate principal amount) will be forfeited upon exercise, unless exercise occurs after a record date for the payment of interest and before the resulting scheduled payment date (in which case note holders will receive the scheduled interest payment).

“Designated Notes” means, collectively, any of the issued and outstanding notes of the Company as designated or undesignated by the Company from time to time; provided that any designation by the Company of a particular series of notes as “Designated Notes” shall retain such designation for a minimum of 20 consecutive Business Days from (and including) the date of publication of notice of the same by press release. The Company also has the right, but not obligation, to remove one or more series of its notes from being “Designated Notes,” but such redesignation shall only be effective 20 consecutive Business Days from (and including) the date of publication of notice of the same by press release. The Company initially designates the following notes as “Designated Notes”: 8.875% Senior Secured First Lien Notes due June 1, 2024, 6.250% Senior Secured Notes due September 15, 2024 and 7.750% Senior Notes due August 15, 2025.

In the event that a Warrant is exercised prior to 5:00 p.m. New York City time on (x) the Price Condition Date (as defined below), or (y) the date that the Company issues a Redemption Notice (as defined below), a holder may elect to pay an additional amount equal to $1.8525 (being 0.15 multiplied by the Exercise Price) in exchange for an additional number of shares of Common Stock equal to the product of 0.15 and the Warrant Shares Per Warrant applicable to the relevant exercise on the terms specified in the Warrant Agreement (the “Over-Exercise Option”).

The Warrants will expire on the date that is the first anniversary of the Warrant Distribution (the “Expiration Date”), subject to (i) the right of the Company to redeem the Warrants on not less than 20 calendar days’ notice (any such date of redemption, the “Redemption Date” and any such date of notice a “Redemption Notice”) at a price of 1/10 of $0.01 per Warrant and (ii) the automatic acceleration of the Expiration Date following the Price Condition Date, as defined and described below.

All or any part of the Warrants may be exercised prior to the earlier of (x) 5:00 p.m. New York City time on the Expiration Date and (y) 5:00 p.m. New York City time on the Business Day prior to the Redemption Date, by delivering a completed form of election to purchase shares of Common Stock to the Warrant Agent and payment of the Exercise Price in cash or in the applicable series of Designated Notes. Any such delivery of the form of election that occurs on a day that is not a Business Day or is received after 5:00 p.m., New York time, on any given Business Day will be deemed received and exercised on the next Business Day. Upon such delivery, the Company will issue such whole number of shares of Common Stock as the exercising Warrant holder is entitled to receive. The Warrant Shares will be issued by the Warrant Agent, through the Company’s direct registration system for the account of the exercising Warrant holder.

An ownership limitation is in place such that a holder of Warrants, without the Company’s prior written consent, is not permitted to exercise Warrants for any shares of Common Stock if following such exercise the holder will have beneficial ownership of Common Stock representing 4.9% or more of the then issued and outstanding Common Stock (excluding shares held by subsidiaries); provided, that a holder of Common Stock in excess of 4.9% of the issued and outstanding Common Stock as of 5:00 p.m. New York City time on December 1, 2022 will be entitled to exercise Warrants received in the Warrant Distribution, but only to the extent such holder’s receipt of such Common Stock is permitted by a waiver in effect at such time that constitutes “Prior Approval of the Company” under the Tax Benefit Preservation Plan, dated March 11, 2022, between the Company and Computershare Trust Company, N.A., as rights agent (the “Company Plan”).

Unless the Company has previously issued a Redemption Notice with respect to the Warrants, then following the last day of the first 30 consecutive trading day period to occur in which daily volume weighted average prices of the shares of Common Stock has been at least equal to the then applicable Implied Per Share Exercise Price on each of 20 trading days (whether or not consecutive) (the “Price Condition”), the Expiration Date will automatically accelerate to the date that is the 5th Business Day following Price Condition Date; provided that the Company may, at its sole option, elect a later Expiration Date by giving notice thereof in a press release. The “Price Condition Date” is the first Business Day following the last Trading Day of the period in which the Price Condition is met.

Any holder that exercises any Warrant(s) from and after (a) 5:00 p.m. New York city time on the earlier of (x) a Price Condition Date and (y) the date that the Company issues a Redemption Notice until (b) 5:00 p.m. New York City time on, as applicable, (x) the Expiration Date and (y) the Business Day immediately preceding the Redemption Date (the last day of such period, the “Over-Subscription Deadline”), may, subject to the terms of the Warrant Agreement, elect to subscribe for any or all of the shares of Common Stock issuable pursuant to any outstanding but unexercised Warrants as of the Over-Subscription Deadline.

The Company will issue the Warrants in uncertificated, direct registration form. The Warrant Agent will not be required to effect any registration of transfer or exchange that would result in the issuance of a Warrant Certificate (as defined in the Warrant Agreement) or book-entry position for a fraction of a Warrant. Warrant holders will not be entitled to receive physical certificates, except as provided in Section 2.05 of the Warrant Agreement. Registration of ownership will be maintained by the Warrant Agent. The Company will at all times reserve for issuance the aggregate number of shares of Common Stock for which the Warrants may be exercised.

The Implied Per Share Exercise Price and Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) are subject to adjustment as described under “Anti-dilution Adjustments” below.

The Warrant Agreement may be amended without the consent of any Warrant holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision, or for the purpose of adding or changing any other provisions, including, but not limited to, additions or changes with respect to matters or questions arising under the Warrant Agreement; provided that such amendment will not adversely affect the rights of any of the holders in any material respect. The consent of a majority in interest of the then-outstanding Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Warrants.

A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of Common Stock, including, without limitation, the right to vote or to receive dividends or other distributions.

The Company has agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement (including, at the Company’s election, an existing registration statement or a replacement thereof), filed pursuant to Rule 415 (or any successor provision) of the Securities Act, covering the issuance of Common Stock to the Warrant holders upon exercise of the Warrants to become effective as promptly as reasonably practicable after the date of this Agreement and remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the earlier of the Expiration Date and the Redemption Date. The Company may suspend the availability of the registration statement relating to the Warrants from time to time if the Board of Directors of the Company (the “Board”) determines that such a suspension would be necessary and the Company provides notice to the Warrant holders. If the registration is so suspended in the 90 days prior to the earlier of the Expiration Date and the Redemption Date, the Expiration Date or the Redemption Date, as the case may be, will be delayed for a number of days equal to the number of days during such 90-day period that the registration statement was suspended.

Subject to certain exceptions, the Warrants will be exercisable only if there is an effective shelf registration statement, filed pursuant to Rule 415 (or any successor provision) under the Securities Act, registering the issuance of Common Stock upon exercise that is not subject to suspension pursuant to the Warrant Agreement, and only if the Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of any relevant states or other jurisdictions.

All expenses related to the registration and approval of the Warrant Shares will be borne by the Company.

Record owners of Common Stock as of the Record Date will receive Warrants otherwise issuable in connection with the distribution credited to an account at the Warrant Agent and can sell or exercise Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Common Stock as of the Record Date will have the Warrants credited to the account of the broker, bank or other intermediary through which they hold shares. Indirect Warrant holders should contact their broker, bank or other intermediary for information on how to sell or exercise Warrants.

U.S. Federal Income Tax Consequences

The following discussion is a general summary of the U.S. federal income tax consequences to the Company’s stockholders of the receipt of Warrants in the Warrant Distribution and the ownership, exercise, and disposition of Warrants received in the Warrant Distribution. This discussion is limited to stockholders that are U.S. holders (as defined below) and that hold their shares of Common Stock and Warrants as capital assets within the meaning of Section 1221 of the Code.

This discussion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change at any time, possibly with retroactive effect. This discussion does not address all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address any tax consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes), persons who acquired their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or traders in securities, persons that have a functional currency other than the U.S. dollar, and persons who hold their Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes. This discussion does not address any U.S. federal estate, gift, or other non-income tax consequences or any state, local, or foreign tax consequences. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to the tax consequences summarized below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Common Stock receiving Warrants in the Warrant Distribution that is, for U.S. federal income tax purposes:

•
an individual who is a citizen or a resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;
•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner, member, or other beneficial owner of such partnership or other pass-through entity will generally depend upon the status of the partner, member, or other beneficial owner, the activities of the partnership or other pass-through entity, and certain determinations made at the partner, member, or other beneficial owner level. A partner, member, or other beneficial owner of a partnership or other pass-through entity holding Common Stock should consult its tax advisor regarding the tax consequences of the Warrant Distribution.

In addition, this discussion does not address the tax consequences of using Designated Notes as payment for Common Stock on an exercise of Warrants. A U.S. holder exercising Warrants, in whole or in part, with Designated Notes should consult its tax advisor regarding the tax consequences associated with the exercise, including whether and the extent to which the U.S. holder may recognize gain or loss as a result of the exercise of Warrants with Designated Notes.

Tax Consequences of the Warrant Distribution

The Warrant Distribution is intended to be treated as a non-taxable distribution under Section 305(a) of the Code. If, however, the Warrant Distribution were treated as a distribution subject to Section 305(b) of the Code, a U.S. holder would be treated for U.S. federal income tax purposes as receiving a distribution equal to the fair market value of the Warrants received in the Warrant Distribution. In such case, the Warrant Distribution would generally be taxable as a dividend to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The remainder of this discussion assumes that the Warrant Distribution will be treated as a non-taxable distribution under Section 305(a) of the Code.

Tax Basis and Holding Period in the Warrants

Except as provided in the following sentence, a U.S. holder’s tax basis in the Warrants received in the Warrant Distribution will be zero. However, a U.S. holder’s aggregate tax basis in its Common Stock will be allocated between such Common Stock and the Warrants received in the Warrant Distribution in proportion to their respective fair market values on the date of the Warrant Distribution if either (i) the fair market value of the Warrants received by the U.S. holder is equal to at least 15% of the fair market value of the Common Stock with respect to which such Warrants are received, or (ii) the U.S. holder irrevocably elects, on its U.S. federal income tax return for the taxable year in which the Warrant Distribution occurs, to allocate a portion of its tax basis in its Common Stock to the Warrants received in the Warrant Distribution.

The holding period of the Warrants received by a U.S. holder in the Warrant Distribution will generally include the holding period of the Common Stock with respect to which such Warrants are received.

Possible Constructive Distributions

The number of shares of Common Stock that a U.S. holder is entitled to receive upon the exercise of a Warrant and the Exercise Price of the Warrant are subject to certain anti-dilution adjustments. Certain of these adjustments (including adjustments as a result of a taxable distribution to holders of Common Stock) could cause a U.S. holder to be deemed to receive a “constructive distribution” that is includible in income for U.S. federal income tax purposes. U.S. holders should consult their tax advisors regarding the possibility of constructive distributions with respect to the Warrants.

Lapse of a Warrant

A U.S. holder will not recognize gain or loss with respect to a Warrant received in the Warrant Distribution upon the failure to exercise such Warrant prior to expiration. If a Warrant expires unexercised, any portion of the U.S. holder’s tax basis in its Common Stock that was previously allocated to such Warrant, as described above, will generally be allocated back to such Common Stock. U.S. holders should consult their tax advisors regarding the ability to recognize a loss (if any) with respect to Warrants that expire unexercised after a disposition of the Common Stock with respect to which the Warrants were received.

Exercise of a Warrant

The exercise of a Warrant received in the Warrant Distribution will generally not be a taxable event to a U.S. holder. A U.S. holder’s tax basis in the Common Stock acquired upon the exercise of a Warrant will generally equal the Exercise Price of the Warrant plus the U.S. holder’s tax basis in the Warrant (if any). The holding period of the Common Stock acquired upon the exercise of a Warrant will generally begin on the date of exercise of such Warrant.

Sale or Other Taxable Disposition of a Warrant

A U.S. holder will generally recognize gain or loss on the sale or other taxable disposition of a Warrant equal to the difference between the amount realized on the disposition and the U.S. holder’s tax basis in the Warrant (if any). Any such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the Warrant disposed of (determined as described above) exceeds one year. For non-corporate taxpayers, long-term capital gains are generally eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Anti-dilution Adjustments

The Implied Per Share Exercise Price and Warrant Shares Per Warrant will be subject to adjustment, without duplication, as follows, except that the Company will not make any such adjustments if each Warrant holder has the opportunity to participate, at the same time and upon the same terms as holders of the shares of Common Stock and solely as a result of holding the Warrants, in any of the transactions described below, without having to exercise such holder’s Warrants, as if such Warrant holder held a number of shares of Common Stock equal to the product (rounded down to the nearest whole multiple of a share of Common Stock) of (i) the Warrant Shares Per Warrant in effect on the record date for such transaction and (ii) the number of Warrants held by it on such record date:

(a)
Stock Dividends, Splits, Subdivisions, Reclassifications and Combinations. If the Company shall (i) exclusively issue shares of Common Stock to all or substantially all holders of Common Stock as a dividend or distribution on shares of the Common Stock, (ii) subdivide or reclassify the issued and outstanding shares of Common Stock into a greater number of shares, or (iii) combine, consolidate or reclassify the issued and outstanding shares of Common Stock into a smaller number of shares then, in such event:
(i)
the Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date (as defined below) for such dividend or distribution or the effective date of such subdivision, combination, consolidation or reclassification shall be adjusted by multiplying such Warrant Shares Per Warrant by a fraction, the numerator of which is the number of Common Stock outstanding immediately after giving effect to such dividend, distribution, subdivision, combination, consolidation or reclassification, as applicable, and the denominator of which is the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Date or effective date, as applicable (before giving effect to any such dividend, distribution, subdivision, consolidation, combination or reclassification, as applicable); and
(ii)
the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution or the effective date of such subdivision, consolidation, combination or reclassification shall be adjusted based on the following formula:

X1 = WS0 x X0 / WS1

where:

X0	=

the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date or effective date, as the case may be, for the dividend distribution, subdivision, consolidation, combination or reclassification giving rise to the adjustment;

X1	=	the Implied Per Share Exercise Price in effect immediately after the open of business on such Ex-Date or effective date, as applicable;
WS0	=	the Warrant Shares Per Warrant before such adjustment; and
WS1	=	the adjusted Warrant Shares Per Warrant as determined pursuant to clause (a)(i).

Any adjustment made under this clause (a) shall become effective immediately after the open of business on such Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision, consolidation, combination or reclassification, as applicable. If an adjustment to the Implied Per Share Exercise Price and the Warrant Shares Per Warrant is made in respect of any dividend or distribution of the type described in this clause (a) but such dividend or distribution is not so paid or made, the Implied Per Share Exercise Price and the Warrant Shares Per Warrant shall be readjusted, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Implied Per Share Exercise Price and Warrant Shares Per Warrant that would then be in effect had no such adjustment been made. “Ex-Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of shares of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(b)
Other Distributions and Spin-Offs.
(i)
Distributions Other than Spin-Offs. If the Company makes a distribution to all or substantially all holders of its Common Stock, of its Capital Stock, evidences of indebtedness, other assets or property of the Company, or rights, options or warrants to acquire its Capital Stock or other securities, excluding:
a.
any dividends or distributions described in clause (a) above;
b.
any dividends or distributions paid exclusively in cash described in clause (c) below;
c.
certain dividends or distributions in connection with a business combination, reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in the change in the securities or property receivable upon the exercise of a warrant;
d.
any rights issued pursuant to a shareholders’ rights plan adopted by the Company, other than as described in clause (d); and
e.
any Spin-Offs (as defined below) described below in clause (b)(ii);

then the Implied Per Share Exercise Price shall be decreased based on the following formula:

X1= X0 x (SP0 – FMV) / SP0

where:

X0	=	the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date for such distribution;
X1	=	the Implied Per Share Exercise Price in effect immediately after the open of business on the Ex-Date for such distribution;
SP0	=

the arithmetic average of the Market Prices of Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding, but excluding, the Ex-Date for such distribution; and

FMV	=	the fair market value, as of such Ex-Date, of the shares of capital stock, evidences of indebtedness, assets or property of the Company, cash, rights or warrants;

the Warrant Shares Per Warrant shall be increased based on the following formula:

WS1= WS0 x X0 / X1

where:

X0	=	the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date for such distribution;
X1	=	the adjusted Implied Per Share Exercise Price in effect immediately after the open of business on the Ex-Date for such distribution as determined pursuant to this clause (b)(i);
WS0	=	the Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date; and
WS1	=	the Warrant Shares Per Warrant in effect immediately after the open of business on the Ex-Date.

Any adjustment to the Implied Per Share Exercise Price and Warrant Shares per Warrant under this clause (b)(i) shall be made immediately after the open of business on the Ex-Date for such distribution.

(ii)
Spin-Offs. With respect to an adjustment pursuant to this clause (b) where there has been a payment of a dividend or other distribution by the Company to all or substantially all holders of its Common Stock in shares of Capital Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that will be, upon distribution, listed or quoted on a U.S. national or regional securities exchange (a “Spin-Off”), the Warrant Shares Per Warrant shall be increased based on the following formula:

WS1 = WS0 x (FMV + SP) / SP

where:

WS0	=	the number of Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;
WS1	=	the number of Warrant Shares Per Warrant in effect immediately after the open of business on the Ex-Date of the Spin-Off;
FMV	=

the arithmetic average of the Market Prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately following, and including, the Ex-Date for such Spin-Off (such period, the “Valuation Period”); and

SP	=	the arithmetic average of the Market Prices of the Common Stock on each Trading Day comprised in the period of Valuation Period;

the Implied Per Share Exercise Price in effect immediately prior to the open of business for the Ex-Date for the Spin-Off shall be decreased based on the following formula:

X1= X0 x WS0 / WS1

X0	=	the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;
X1	=	the Implied Per Share Exercise Price in effect immediately after the open of business on the Ex-Date of the Spin-Off;
WS0	=	the Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;
WS1	=	the adjusted Warrant Shares Per Warrant in effect immediately after the open of business on the Ex-Date of the Spin-Off as determined pursuant to this clause (b)(ii).

Any adjustment to the Implied Per Share Exercise Price and number of Warrant Shares Per Warrant under this clause (b)(ii) shall be made immediately after the close of business on the last day of the Valuation Period, but shall be given effect as of the open of business on the Ex-Date for the Spin-Off. If an adjustment to the Implied Per

Share Exercise Price and the Warrant Shares Per Warrant is made in respect of any distribution of the type described in this clause (b) but such distribution is not so made, the Implied Per Share Exercise Price and Warrant Shares Per Warrant shall be readjusted, effective as of the date the Board of Directors determines not to make such distribution, to the Implied Per Share Exercise Price and Warrant Shares Per Warrant that would then be in effect had no such adjustment been made.

(c)
Cash Dividends or Distributions. If any cash dividend or distribution is paid to all or substantially all holders of Common Stock, then:
(i)
the Warrant Shares Per Warrant shall be increased based on the following formula:

WS1 = WS0 x SP0 / (SP0 – C)

where:

SP0	=

the arithmetic average of the Market Prices of the Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding, but excluding, the Ex-Date for such dividend or distribution;

C	=	the amount in cash per share the Company distributes to holders of the Common Stock;
WS0	=	the Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
WS1	=	the Warrant Shares Per Warrant in effect immediately after the open of business on the Ex-Date for such dividend or distribution; and
(ii)
the Implied Per Share Exercise Price payable upon exercise of the Warrants shall be decreased based on the following formula:

X1 = X0 x WS0 / WS1

where:

X0	=	the Implied Per Share Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
X1	=	the Implied Per Share Exercise Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution;
WS0	=	the Warrant Shares Per Warrant in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution; and
WS1	=	the adjusted Warrant Shares Per Warrant in effect immediately after the open of business on the Ex-Date for such dividend or distribution as determined pursuant to this clause (c).

Any increase made under this clause (c) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If an adjustment to the Implied Per Share Exercise Price and the Warrant Shares Per Warrant is made in respect of any dividend or distribution of the type described in this clause (c) but such dividend or distribution is not so paid, the Implied Per Share Exercise Price and Warrant Shares Per Warrant shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to be the Implied Per Share Exercise Price and Warrant Shares Per Warrant that would then be in effect had no such adjustment been made.

(d)
Shareholder Rights Plan. If the Company has a shareholder rights plan, including the Company Plan, in effect upon exercise hereof, each share of Common Stock, if any, issued upon such exercise shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such exercise shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any exercise, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan so that the Holders of Warrants would not be entitled to receive any rights in respect of Common Stock, if any, issuable upon exercise, the Warrant Shares Per Warrant and the Implied Per Share Exercise Price shall be adjusted at the time of separation as if the Company had made a distribution to all holders of its Common Stock as provided in clause (b) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(e)
Other Adjustments. In addition, the Company may, but will not be required to, make such decreases in the Implied Per Share Exercise Price (and a proportional increase in the Warrant Shares Per Warrant), in addition to those required by the above provisions, as the Board considers to be advisable for any reason, including, without limitation, in order to avoid or diminish any income tax to any holders of Common Stock or to any Warrant holders resulting from any dividend or distribution of shares or from any event treated as such for income tax purposes or for any other reason.

All calculations made pursuant to the adjustment provisions described above will be made to the nearest one-tenth (1/10th) of a cent (with 1/20th of a cent being rounded upwards) or to the nearest one-hundredth (1/100th) of a share of Common Stock (with 1/200th of a share of Common Stock being rounded upwards), as the case may be. No adjustment to the Implied Per Share Exercise Price or the Warrant Shares Per Warrant will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, will aggregate $0.01 or one-tenth (1/10th) of a share of Common Stock, or more.

(i) If the provisions of Section 4.01 of the Warrant Agreement shall require that an adjustment be made to the Warrant Share Per Warrant in respect of any distribution or other relevant event, and the shares of Common Stock issuable in respect of any exercise are entitled to participate in such distribution or other relevant event, such adjustment shall not be given effect for the purpose of such exercise of Warrants and (ii) if the Exercise Date in respect of any exercise of Warrants falls after the record date for any Spin-Off and on or before the last day of the relevant Valuation Period, delivery of the shares of Common Stock issuable (or amount of cash payable, as applicable) pursuant to such exercise shall occur as soon as practicable after the last day of such Valuation Period.

Any adjustments will be made successively whenever an event referred to above occurs. If an adjustment to the Implied Per Share Exercise Price made pursuant to the above provisions would reduce the Implied Per Share Exercise Price to an amount below the par value of the Common Stock, then such adjustment to the Implied Per Share Exercise Price shall reduce (or, where applicable, maintain) the Implied Per Share Exercise Price to be equal to the par value of the Common Stock (without rounding), and the adjustment to the Warrant Shares Per Warrant in respect of the event giving rise to such adjustment to the Implied Per Share Exercise Price shall increase (or, where applicable, maintain) the Warrant Shares Per Warrant to be equal to the Exercise Price divided by the par value of the Common Stock (without rounding).

Business Combinations and Reorganizations

In the event of a merger, consolidation, amalgamation, statutory share exchange or similar transaction that requires the approval of the Company’s shareholders (a “Business Combination”) or reclassification of Common Stock, other than a reclassification of Common Stock referred to in “Anti-dilution Adjustments” above, the right of a Warrant holder to receive Common Stock upon exercise of a Warrant will be converted into the right to exercise a Warrant to acquire, per each Warrant, the number of shares or other securities or property (including cash) that a number of shares of Common Stock equal to the Warrant Shares Per Warrant (in effect at the time of such Business Combination or reclassification) immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification (the amount of such shares, other securities or property in respect of a share of Common Stock being herein referred to as a “Unit of Reference Property”). If the Business Combination causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the composition of the Unit of Reference Property into which the Warrants will be exercisable will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	December 15, 2022	TRIUMPH GROUP, INC.

		By:	/s/ Jennifer H. Allen
Jennifer H. Allen
Chief Administrative Officer and Senior Vice President, General Counsel and Secretary